Exhibit 5.2

December 5, 2022

RedHill Biopharma Ltd.
21 Ha'arba'a Street
Tel Aviv, 64739
Israel

Ladies and Gentlemen:

We have acted as counsel to RedHill Biopharma Ltd., a company limited by shares organized under the laws of the State of Israel (the “Company”), in connection with the issue and sale by the Company of a total of 32,000,000 units (“Closing Units”) with each Closing Unit consisting of either (A) one American Depository Share (“ADSs”), each representing ten ordinary shares, par value NIS 0.01 per share (the “Ordinary Shares”), of the Company and one Warrant to purchase one ADS at an exercise price of $0.25 (representing 100% of the per Closing Unit offering price per ADS (each, a “Warrant”) or (B) one pre-funded warrant to purchase one ADS at an exercise price of $0.001 (each, a “Pre-funded Warrant”) and one Warrant, pursuant to a registration statement on Form F-3 (Registration Statement No. 333-258259) (the “Registration Statement”) filed on July 29, 2021 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) and declared effective on August 9, 2021, the prospectus dated August 9, 2021 (the “Base Prospectus”) and the final prospectus supplement dated December 2, 2022, filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations of the Securities Act (the “Final Prospectus Supplement”). This opinion is being rendered in connection with the offering and sale by the Company of the ADSs, Warrants and Pre-funded Warrants pursuant to the terms of the Underwriting Agreement (the “Underwriting Agreement”), dated December 2, 2022, between the Company and Aegis Capital Corp. The ADSs, Warrants and Pre-funded Warrant ADSs will be issued pursuant to a Deposit Agreement dated as of December 26, 2012 (the “Deposit Agreement”) among the Company, The Bank of New York Mellon, as depositary (the “Depositary”), and all Owners and Holders (each as defined therein) from time to time of ADSs of the Company issued thereunder.

In connection with this opinion, we have examined such corporate records, documents, instruments, certificates of public officials and of the Company and such questions of law as we have deemed necessary for the purpose of rendering the opinions set forth herein.

In such examination, we have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:

1.          When the ADSs have been issued and delivered in accordance with and in the manner described in the prospectus included in the Final Prospectus Supplement against payment in full of the consideration payable therefor, the ADSs will be valid and legally binding obligations of the Company.

2.          When the ADSs are issued in accordance with the Deposit Agreement against the deposit of duly authorized, validly issued, fully paid and non-assessable Ordinary Shares, such ADSs will be duly and validly issued under the Deposit Agreement and will entitle the holders thereof to the rights specified therein.

3.          When the Warrants have been issued and delivered in accordance with and in the manner described in the prospectus included in the Final Prospectus Supplement against payment in full of the consideration payable therefor, the Warrants will constitute valid and legally binding obligations of the Company.

4.          When the Warrants have been duly executed by the Company and delivered to and paid for in accordance with and in the manner described in the prospectus included in the Final Prospectus Supplement against payment in full of the consideration payable therefor, the ADSs underlying the Warrants will have been duly authorized, and if, as and when issued in accordance with the Deposit Agreement against the deposit of duly authorized, validly issued, fully paid and non-assessable Ordinary Shares, such ADSs underlying the Warrants will be duly and validly issued under the Deposit Agreement and will entitle the holders thereof to the rights specified therein.

5.          When the Pre-funded Warrants have been issued and delivered in accordance with and in the manner described in the prospectus included in the Final Prospectus Supplement against payment in full of the consideration payable therefor, the Pre-Funded Warrants will constitute valid and legally binding obligations of the Company.

6.          When the Pre-funded Warrants have been duly executed by the Company and delivered to and paid for in accordance with and in the manner described in the prospectus included in the Final Prospectus Supplement against payment in full of the consideration payable therefor, the ADSs underlying the Pre-funded Warrants will have been duly authorized, and if, as and when issued in accordance with the Deposit Agreement against the deposit of duly authorized, validly issued, fully paid and non-assessable Ordinary Shares, such ADSs underlying the Pre-funded Warrants will be duly and validly issued under the Deposit Agreement and will entitle the holders thereof to the rights specified therein.

Please note that we are opining only as to the matters expressly set forth herein and that no opinion should be inferred as to any other matter. We are opining herein as to the laws of the State of New York as in effect on the date hereof, and we express no opinion with respect to any other laws, rules or regulations. This opinion is based upon currently existing laws, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein. In rendering the foregoing opinions, we have relied, for matters involving Israeli law, solely on the opinion of Gross & Co., Israeli counsel to the Company.

This opinion is being rendered solely in connection with the registration of the offering and sale of the ADSs, the Warrants and the Pre-funded Warrants, pursuant to the registration requirements of the Securities Act.

We hereby consent to the use of this opinion as Exhibit 5.2 to the Company’s Report on Form 6-K to be filed with the Commission on or about December 5, 2022, which will be incorporated by reference in the Registration Statement, and to the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission thereunder.

Very truly yours, /s/ Haynes and Boone, LLP Haynes and Boone, LLP